CONCORD DEBT HOLDINGS LLC ACQUIRES A PARTICIPATION INTEREST IN A
          MORTGAGE LOAN AND TWO MEZZANINE LOANS; WINTHROP REALTY TRUST AND LEXINGTON REALTY TRUST COMMIT ADDITIONAL FUNDS TO CONCORD

      Boston, January 7/PRNewswire-FirstCall/ -- Concord Debt Holdings LLC, a joint venture debt platform owned 50% by each of Winthrop Realty Trust (NYSE:FUR) and Lexington Realty Trust (NYSE:LXP), today announced that it recently acquired $117,530,000 of high yield debt consisting of (1) a $26,000,000 participation interest in a mortgage loan secured by the office property located at 100 West Putnam, Greenwich, Connecticut, (2) a $71,530,000 mezzanine loan collateralized indirectly by the Sofitel Hotel located on 45th Street in New York, New York and (3) a $20,000,000 mezzanine A loan collateralized indirectly by a portfolio of six apartment complexes located in Florida. Concord further announced that each of Winthrop and Lexington committed to provide an additional $50 million ($25 million each) of capital to Concord for these and future acquisitions.

      With respect to the 100 West Putnam participation, Concord acquired a junior participation interest in a $130,000,000 mortgage loan at an approximately 287 basis point discount and obtained match term financing through the loan's maturity and all of its extensions at a 65% loan to value ratio at a rate of LIBOR plus 1.00%. Interest on the participation is payable at a rate of LIBOR plus 2.85% and the mortgage loan is scheduled to mature on March 9, 2009, subject to 3-one year extension terms.

      In connection with the closing of the Sofitel mezzanine loan, Concord acquired this loan at an approximately 195 basis point discount and obtained match term financing through the loan's maturity and all of its extensions at an 85% loan to value ratio at a rate of LIBOR plus 1.00% subject to a maximum internal rate of return to Concord of 15%. The Sofitel mezzanine loan bears interest at LIBOR plus 1.85% and is scheduled to mature on February 1, 2009, subject to 3-one year extension terms.

      The Florida apartment mezzanine A loan was acquired by Concord at a discount based on yield to maturity of 12%. The Florida apartment mezzanine A loan bears interest at LIBOR plus 1.23% and is scheduled to mature on June 29, 2009, subject to 3-one year extension terms.

      Michael L. Ashner, the Chief Executive Officer of WRP Management LLC, the manager of Concord, and the Chairman and Chief Executive Officer of Winthrop and the Executive Chairman of Lexington, stated "We are pleased with the performance of Concord to date and expect that its approximately $1.1 billion portfolio of loan assets, all of which are performing in accordance with their terms, will continue to provide favorable returns to Winthrop and Lexington. The loan assets acquired, together with the match funded financing on two of the assets and the discount to the purchase price on the third, will enhance Concord's return on its existing portfolio of loans."

About Lexington Realty Trust

      Lexington Realty Trust is a real estate investment trust that owns, invests in, and manages office, industrial and retail properties net-leased to major corporations throughout the United States and provides investment advisory and asset management services to investors in the net lease area. Lexington shares are traded on the New York Stock Exchange under the symbol "LXP". Additional information about Lexington is available on-line at http://www.lxp.com or by contacting Lexington Realty Trust, Investor Relations, One Penn Plaza, Suite 4015, New York, New York 10119-4015.

About Winthrop Realty Trust

      Winthrop Realty Trust is a NYSE-listed real estate investment trust (REIT) headquartered in Boston, Massachusetts. Through its subsidiaries and joint ventures, Winthrop acquires, owns, and manages a portfolio of office, retail, and industrial properties. Additional information about Lexington is available on-line at http://www.winthropreit.com or by contacting Winthrop Realty Trust, Investor Relations, 7 Bulfinch Place, Suite 500, Boston, Massachusetts 02114.

For Further Information

Concord Debt Holdings LLC
Beverly Bergman
(617) 570-4600